SETTLEMENT AND SEVERANCE AGREEMENT


          THIS SETTLEMENT AND SEVERANCE AGREEMENT ("Agreement") is entered into as of the 28th day of August, 1998, by and between FLEMING COMPANIES, INC., an Oklahoma corporation (the "Company") and ROBERT E. STAUTH, an individual ("Stauth") with respect to the following:

                       W I T N E S S E T H

          WHEREAS, Stauth has resigned as Chairman of the Board and Chief Executive Officer and as a member of the Board of Directors of the Company effective July 18, 1998;

          WHEREAS, the Company desires to provide Stauth certain benefits upon the severance of his employment status with the Company; and

          WHEREAS, Stauth desires to receive those benefits in exchange for certain promises and other consideration.

          NOW, THEREFORE, BE IT RESOLVED, that the Company and
Stauth, in consideration of the covenants herein set forth, agree as follows:

          1. Resignation and Retirement. Stauth agrees to and does hereby voluntarily resign and retire as the Company's Chief Executive Officer. Stauth also agrees to and does hereby volun-tarily resign as Chairman and as a member of the Company's Board of Directors (the "Board") and as a member of any committees of the Company and/or the Board on which he currently serves. Stauth further agrees to and does hereby resign from all other positions which he may currently hold as an officer or member of the board of directors of any of the Company's subsidiaries and as a member of any committees of such subsidiaries or their boards of directors. All such resignations shall be effective July 18, 1998, and Stauth shall sign and deliver to the Company such other documents as may be necessary to effect or reflect resignations as of that date. Stauth will receive his regular base pay and benefits through July 18, 1998.

          2.   Severance.

               2.1 Salary Replacement. The Company will pay Stauth the sum of $1,250,000 (the "Salary Replacement Amount"), which is the equivalent of two times Stauth's current annual base pay. This gross amount will be paid in a lump sum payment within ten (10) days after Stauth signs this Agreement and delivers to the Company the General Release described in paragraph 7.1. In the event of Stauth's death, any unpaid portion of the Salary Replace-ment Amount will be paid in the same manner to his executor or personal representative, as applicable.

               2.2 EVA Target Bonus. If the Company determines at the conclusion of 1998 that Stauth would, if his employment had continued through 1998, have been eligible for a bonus (the "EVA Target Bonus") under the Economic Value Added Incentive Bonus Plan for Fleming Companies, Inc. and its Subsidiaries (the "EVA Plan") earned through actual corporate performance during such year, the Company will pay Stauth a gross amount equal to twice what he would have earned had he remained Chief Executive Officer through the balance of 1998 up to, but not to exceed, $1,125,000, which is the equivalent of a maximum of two times Stauth's 1998 EVA Target Bonus. The determination and calculation of the amount, if any, of Stauth's EVA Target Bonus shall be made by the Company in accor-dance with the EVA Plan as interpreted by the Company in its sole discretion. The Company shall be fair and reasonable and shall make its determination for Stauth using the same criteria, including any exclusions of extraordinary charges as has been done in the past, as it uses for all other participants in the EVA Plan. The EVA Target Bonus, if any, will be paid on or about March 15, 1999. In the event of Stauth's death prior to March 15, 1999 (or any later payment date), the EVA Target Bonus, if any, will be paid to his executor or personal representative, as applicable.

               2.3 Bonus Bank. Under the EVA Plan a portion of a participant's bonus is retained by the Company for potential future payout and maintained in a bookkeeping account (the "Bonus Bank"). Stauth's Bonus Bank is $225,922 and the Company will make a distribution to Stauth in the gross amount of $225,922 from his Bonus Bank. This payment will be made within ten (10) days after Stauth signs the Agreement and delivers it to the Company with the General Release described in paragraph 7.1. In the event of Stauth's death prior to his receipt of his Bonus Bank, the Bonus Bank will be paid to his executor or personal representative, as applicable.

               2.4 Accrued Vacation. The Company will pay Stauth for three (3) weeks' accrued and unused 1998 vacation in the gross amount of $36,058 (the "Vacation Accrual"). The Vacation Accrual will be paid within ten (10) days after Stauth signs this Agreement and delivers to the Company the General Release described in paragraph 7.1.

          3. Stock Options. Subject to the provisions of this paragraph, the Compensation and Organization Committee of the Board (the "Compensation Committee") by its approval and adoption of this Agreement, as noted below, does hereby accelerate vesting (to the extent not already vested) of the following nonqualified stock options heretofore granted to Stauth under the Fleming Companies, Inc. 1990 Stock Option Plan (the "1990 SOP") and permit Stauth (or his executor or personal representative, as applicable) to exercise and purchase during the two-year period from July 18, 1998 through July 17, 2000 (the "Exercise Period") all or any part of the shares subject to such stock options:

              Number of Options     Exercise Price

               30,000                   $24.9375

          Provided, however, if, upon advice of counsel the Compensation Committee determines it cannot or if it elects not to amend the 1990 SOP to provide for extension of the exercise of the referenced options through July 17, 2000, the Company shall notify Stauth of such determination and shall nonetheless pay Stauth the difference between the exercise price and the fair market value of the Company common stock on the Exercise Date (herein referred to as the "Spread"). At any time during the Exercise Period, Stauth may select the day (the "Exercise Date") as of which he shall be entitled to be paid the Spread by the Company; provided, however, that prior to 9:00 a.m., central time, on the day following the Exercise Date, Stauth shall notify the Company of his election to exercise the stock options by receiving payment of the Spread. In the event of Stauth's death, such right shall vest in Stauth's executor or personal representative. The payment of the Spread shall be made within five (5) days after the notice of election to receive the Spread.

          Likewise, the Compensation Committee, by its approval and adoption set out below, does hereby accelerate vesting (to the extent not already vested) of the following nonqualified stock options heretofore granted to Stauth under the Fleming Companies, Inc. 1996 Stock Incentive Plan (the "1996 SIP") and permit Stauth (or his executor or personal representative, as applicable) to exercise and purchase during the two-year period from July 18, 1998 through July 17, 2000 all or any part of the shares subject to such stock options:

          Number of Options      Exercise Price

               30,000              $19.7500
               30,000              $16.3750
               30,000              $17.5000

          Notwithstanding anything to the contrary in each of the nonqualified stock option agreements that Stauth and the Company have executed representing the stock options described in this paragraph 3 granted under the 1996 SIP, such agreements are hereby amended to provide that such nonqualified stock options are exercisable in whole or in part by Stauth (or his executor or personal representative) during the two-year period from July 18, 1998 through July 17, 2000. Such option agreements, as herein modified, shall continue in full force and effect in accordance with their terms.

          4. Restricted Stock Awards. The Compensation Committee, by its approval and adoption noted below, hereby waives all qualifying requirements and does hereby accelerate vesting and distribution to Stauth of 22,500 shares of restricted stock (plus paid dividends attributable to such shares) awarded to Stauth on November 1, 1997 under the 1996 SIP which shares vested by time on January 1, 1998 and 22,500 shares of restricted stock (plus paid dividends attributable to such shares) awarded to Stauth on November 1, 1997 under the 1996 SIP which shares vested by performance on March 31, 1998 (collectively, the "Vested Restricted Shares"). Likewise, the Compensation Committee, by its approval and adoption below, waives the qualifying requirements and accel-erates both vesting and distribution of 45,000 additional shares of restricted stock (plus paid dividends attributable to such shares) awarded to Stauth on November 1, 1997 under the 1996 SIP, 22,500 shares of which, but for the severance of the employment relation-ship between Stauth and the Company, would have vested on January 1, 1999 and 22,500 shares of which would have vested on January 1, 2000, respectively (collectively, the "Restricted Shares"). Other than the Vested Restricted Shares and the Restricted Shares, all other restricted shares or awards for which Stauth might otherwise have been eligible under the 1996 SIP or under any other Fleming plan shall be forfeited. Distribution of the Vested Restricted Shares and the Restricted Shares shall be made within ten (10) days after Stauth signs this Agreement and delivers to the Company the General Release described in paragraph 7.1.

          5. The Past Service Plan. The Compensation Committee, by its approval and adoption noted below, waives any qualifying requirements relating to vesting or distribution of the Fleming Companies, Inc. Executive Past Service Benefit Plan (the "Past Service Plan") as such requirements apply to the award made to Stauth on November 1, 1997 of $2,364,000 plus interest at the rate of 7.5% from November 1, 1997 until paid. This benefit will be paid in accordance with the election previously made by Stauth pursuant to the terms of the Past Service Plan and will commence on November 1, 1999 after Stauth has attained age 55; provided, however, in the event of a "Change of Control" as defined in the Past Service Plan, the benefit shall commence on the 1st day of the month following the "Change of Control." Under the Internal Revenue Service Code of 1986, as amended (the "IRC"), and the regulations promulgated thereunder, the Past Service Plan benefit will be subject to applicable employment taxes (FICA) and Medicare taxes payable for the calendar year 1998. Stauth has paid the maximum employment taxes (FICA), and therefore no employment taxes
(FICA) will be due upon the execution of this Agreement. However, the Company will withhold from the Salary Replacement Amount a sum equal to 1.45% of Stauth's Past Service Plan benefit, representing Stauth's Medicare taxes due on the Past Service Plan benefit.

          6.   Other Benefits.

               6.1 The Excess Plan. The Company has determined that Stauth, upon attaining age 55, will qualify for early retirement income under the Consolidated Retirement Plan for Fleming Companies, Inc. and Its Subsidiaries (the "Qualified Plan"). Conditioned upon Stauth qualifying for early retirement income under the Qualified Plan, the Company hereby covenants and agrees that Stauth shall be eligible to receive annual payments under the Fleming Companies, Inc. Executive Deferred Compensation Plan (the "Excess Plan") upon the attainment by Stauth of age 55; provided, however, the Company, through the Compensation Committee, has agreed and does hereby waive one (1) year of the 3% actuarial reduction of benefits for early retirement prior to age 62 such that upon Stauth's attainment of age 55 he would be entitled to benefits under the Excess Plan as if he were 56. (For example, age 56 benefits of $161,798 per annum would be payable at age 55 and age 62 benefits of $180,000 would be payable at age 61). Stauth shall be eligible to commence receiving benefits under the Excess Plan upon attaining age 55, which benefits shall be paid in accordance with the foregoing and the Excess Plan and Stauth's elections as therein provided.

          6.2 Life Insurance. The Company shall acquire a standard rated paid up whole life insurance policy on Stauth's life in the amount of $500,000 written by Metropolitan Life Insurance Company, Hartford, Connecticut (the "Policy"). The Company shall make application therefor as soon as shall be practicable following the execution of this Agreement. The Company shall pay the standard rate premium under the Policy and Stauth shall pay any ex-cess rate over the standard rate. Stauth designates Carol E. Stauth, trustee, as the primary beneficiary for the first $500,000 of the death benefit under the Policy. The Company shall be the owner and secondary beneficiary and entitled to all dividends and any death benefit proceeds under the Policy in excess of $500,000. Under the Policy, Stauth shall have the right to change the primary beneficiary upon written notice to the Company and to Metropolitan Life Insurance Company. Stauth shall be responsible for all income taxes resulting from the acquisition and maintenance of the Policy by the Company.

               6.3 Medical Insurance Premium Reimbursement. If Stauth exercises his right to continued coverage under the Fleming Companies, Inc. Health Choice Medical Plan (the "Medical Plan") pursuant to COBRA, the Company will pay the monthly premium for such coverage in the approximate amount of $336 per month for up to eighteen (18) months commencing July 18, 1998, or until Stauth no longer qualifies for continued coverage under COBRA due to eligibility to participate in a group medical plan sponsored by or available through another employer providing equivalent benefits to his medical coverage with the Company, whichever is the earlier to occur. Thereafter, to the extent Stauth is eligible for coverage as a retiree under the Medical Plan, the Company will pay the cost of such coverage in the approximate amount of $5,000 per year until Stauth is eligible for Medicare or similar coverage or until he no longer qualifies to participate in retiree medical coverage under the Medical Plan for any reason provided therein.

               6.4 Relocation/Home Sale Allowance. The Company will pay Stauth's relocation expenses and will reimburse brokerage expenses on the sale of Stauth's residence located at 12501 Bocage Drive, Oklahoma City, Oklahoma 73142 up to $40,000 in the aggre-gate. Stauth shall present to the Company's Senior Vice President and General Counsel vouchers representing payment by Stauth of such amounts together with such other documentation reasonably required by such officer and the Company shall pay such reimbursement within thirty (30) days of receipt.

               6.5 Country Club. The Company shall reimburse Stauth for his monthly dues at the Quail Creek Golf and Country Club, Oklahoma City, Oklahoma from August 1, 1998 through December 31, 1998 upon his presentation to the Company's Senior Vice President and General Counsel of satisfactory evidence of such payment by Stauth.

               6.6 Automobile. The Company will transfer title to the 1996 Cadillac Seville (the "Automobile") Stauth was driving on July 18, 1998 plus an amount for income taxes owed by Stauth as a result of the receipt of the Automobile (the "Gross-Up Payment"). The Gross-Up Payment shall be an amount sufficient to cover payment by Stauth of all federal and state income and payroll taxes assessed on the value of the Automobile and on the Gross-Up Payment (including any interest or penalties imposed with respect to such taxes). The amount of the Gross-Up Payment required to be paid to Stauth shall be determined by Deloitte & Touche, Oklahoma City, Oklahoma, which shall provide detailed supporting calculations both to the Company and to Stauth within fifteen (15) business days from a request by the Company or Stauth. The Gross-Up Payment deter-mined under this paragraph 6.6 shall be paid to Stauth within five
(5) days of the later of (i)  receipt of such determination and
(ii) transfer of title, but in no event more than thirty (30) days after the transfer of title. The cost of performing all calcula-tions with respect to determination of the applicable Gross-Up Payment shall be paid solely by the Company.

          7.   Release and Indemnification.

               7.1 Stauth's Release of the Company. Stauth agrees to execute the General Release attached as Exhibit A contemporaneously with signing this Agreement. The General Release (Exhibit A) shall except the obligations of the Company contained in this Agreement. Stauth represents to the Company that between July 18, 1998 and the date he signs this Agreement and the General Release, he has not filed nor commenced and has not authorized any other person to file or commence on his behalf any affidavit, charge, action or complaint against the Company with any court or judicial or administrative agency. Stauth further agrees that in the event he may attempt to revoke, repudiate or rescind the General Release at any time in the future, he shall immediately return to the Company all of the payments and benefits received by him under this Agreement and that return to the Company of such payments and benefits shall be a contractual prerequisite to any legal action brought or arbitration sought by Stauth.

               7.2 The Company's Release of Stauth. The Company agrees to execute the General Release attached as Exhibit B contem-poraneously with signing this Agreement. The General Release (Exhibit B) shall except the obligations of Stauth as contained in this Agreement. The Company represents to Stauth that between July 18, 1998 and the date it signs this Agreement and the General Release, it has not filed nor commenced and has not authorized any other person to file or commence on its behalf any affidavit, charge, action or complaint against Stauth with any court or judicial or administrative agency. Nothing in this paragraph, however, is intended to modify or abrogate the consequences of Stauth's breach of this Agreement, as described in paragraph 12.

               7.3 Indemnification of Stauth by the Company. The Company will indemnify Stauth with respect to any threatened, pending or civil action, suit or proceeding, administrative or investigative, in which he is or becomes a party by reason of his status or former status as an officer or director of the Company or one of its subsidiaries. This commitment of indemnification shall include expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such actions, suits or proceedings; provided, however, that this indemnification obligation shall be applicable only in accordance with the Company's bylaws which permit such indemnification of an officer or a director if the officer or director acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interest of the Company and, with respect to any criminal action or proceeding, had no reason-able cause to believe that such conduct was unlawful.

          8. Obligations Regarding Pending and Future Litigation. Stauth agrees to assist the Company and its representatives and attorneys as reasonably requested with respect to pending and future litigation, arbitrations or other dispute resolutions. This shall include, if requested, being available to the Company and its representatives and attorneys for interviews, depositions and/or trial or arbitration testimony related to any pending or future litigation in which Stauth is or has been involved or with respect to which Stauth has relevant information. The Company will reimburse Stauth for reasonable attorney's fees of counsel for Stauth chosen by the Company. The Company shall also reimburse Stauth for his reasonable travel expenses and costs incurred as part of his consultation and assistance. In addition, after July 17, 2000, the Company will also pay Stauth a per diem of $1,000 for each day or portion of more than 50% of a day Stauth, at the request of the Company, assists the Company in matters as to which Stauth is not a named defendant or alleged co-conspirator.

          9.   Noncompetition and Nonsolicitation Obligation.

               9.1 Noncompetition Clause. Stauth agrees that for a period of one (1) year following July 18, 1998, he shall not, directly or indirectly, own any interest in, operate, control or participate in, as a partner, director, a holder of more than 5% of the outstanding voting shares, principal, officer, or agent of, enter into the employment of, act as a consultant to, or perform any services for any person, firm, business, or corporation which is engaged in the food distribution and marketing business in any state or market area in which the Company operates or supplies customers; provided, however, this covenant may be waived in writing by the Interim Chairman of the Board or the Chief Executive Officer in the sole discretion of either of them to permit Stauth to act as a consultant in the marketing business.

               9.2 Nonsolicitation of Employees. Stauth agrees that for a period of two (2) years following July 18, 1998, he will neither directly nor indirectly solicit or attempt to solicit any employee of the Company to terminate his/her employment, nor solicit or attempt to solicit any employee of the Company to go to work for another employer (including Stauth), nor hire any employee of the Company to work for another employer (including Stauth).

               9.3 Acknowledgment of Reasonableness/Agreement to Modification. The Company and Stauth acknowledge that they have attempted to specify a reasonable period of time, a reasonable area and reasonable restrictions to which this covenant not to compete and covenant of nonsolicitation of employees shall apply. The Company and Stauth agree that if a court or arbitrator(s) should subsequently determine that the scope and terms of either the covenant not to compete or the covenant of nonsolicitation of employees is greater than reasonably necessary to protect the Company's interest, the Company will waive those terms which are found by a court or arbitrator(s) to be greater than reasonably necessary to protect the Company's interest, and the Company and Stauth shall request that the court or arbitrator(s) reform this Agreement specifying a reasonable period of time and such other reasonable restrictions as the court or arbitrator(s) deem necessary and enforceable.

          10. Other Precluded Employment. Stauth agrees that, except with the prior written consent of the Company, he will not at any time hereafter be employed or otherwise act as an "expert witness" or "consultant" or in any similar capacity in any litigation, arbitration, regulatory or agency hearing or other adversarial and investigatory proceeding involving the Company.

          11.  Property and Information of the Company.

               11.1 Return and Restriction on Use of Company Property. Stauth acknowledges that from time to time in the course of performing his duties as a director and officer of the Company, he has had an opportunity to inspect and use certain exclusive property of the Company, in which he has no right or proprietary interest. Stauth has returned or will immediately return all Company property, except as otherwise provided in this Agreement, including without limitation any of the Company information described in subparagraph 11.2.

               11.2 Restriction on Use of Company Information. Stauth agrees that he will not at any time hereafter make any independent use of or disclose to any other person or organization any of the Company's confidential, private or proprietary informa-tion. This prohibition shall apply to any information concerning the Company including without limitation both written and unwritten information relating to operations; business planning and strategy; finance; accounting; legal strategies; sales; personnel, salaries and management; customer names, addresses and contracts; customer requirements; costs of providing products and service; operating and maintenance costs; and pricing matters. This prohibition shall also apply to any trade secrets of the Company, including without limitation any techniques, methods, processes, data and similar information.

          12. Conditions to Continued Payments and Benefits. Stauth agrees that the Company's continuing obligations and his retention of any severance or other payments or benefits to be provided by the Company under this Agreement and to which he is not otherwise entitled shall be contingent not only upon his execution of the General Release described in paragraph 7.1, but also his ongoing compliance with his obligations described elsewhere in this Agreement, including without limitation, the obligations specified in paragraphs 8, 9, 10, 11 and 13. Accordingly, Stauth agrees that any material breach of his obligations under this Agreement at any time in the future shall entitle the Company to cease all payments and benefits otherwise to be made or provided under this Agreement and shall also entitle the Company to obtain immediate reimburse-ment from Stauth of any and all such payments and the value of such benefits as he has previously received hereunder and to which he is not otherwise entitled.

          13. Confidentiality of Agreement. The parties represent that, except for Stauth's discussions with his spouse, the Company's discussions with the Compensation Committee, the Board and certain Fleming associates on a need to know basis, and each of their discussions with their respective attorneys, accountants or other professional, confidential consultants, they have not disclosed any details or specific provisions of the negotiations with respect to this Agreement, nor its terms with any third parties at any time prior to the execution hereof. The parties further agree to maintain such negotiations and the terms of this Agreement in confidence in the future and not to disclose such information to third parties at any time, except as required to obtain tax advice or, as mandated by the rules and regulations of the Securities Exchange Commission or other government agency, for purposes of enforcement of this Agreement or pursuant to court order.

          14. Future Comments and Public Statements. The Company and Stauth agree not to make any comments in the future with respect to the other which would disparage or be likely to cause harm to the good name and reputation of the other, including the subsidiaries, officers, directors and associates of the Company. The Company and Stauth further agree that any public information releases or statements relating to Stauth and the Company, except such public statements and filings as are mandated by the rules and regulations of the Securities Exchange Commission or other government agency, shall be prepared through coordination between them and/or their attorneys and shall be mutually agreeable to both parties prior to release.

          15. Arbitration of Disputes. The parties agree that the subject matter of this Agreement relates to interstate commerce. All disputes, claims or controversies between Stauth and the Company arising out of or related to this Agreement or out of the parties' prior employment relationship shall be settled by arbi-tration as provided herein. This agreement to arbitrate shall survive the termination or rescission of this Agreement. All arbitration shall be in accordance with the Rules of the American Arbitration Association and shall be undertaken pursuant to the Federal Arbitration Act. Arbitration will be held in Oklahoma City, Oklahoma unless the parties mutually agree to another loca-tion. The decision of the arbitrator(s) will be enforceable in any court of competent jurisdiction. In the event the Company is the prevailing party in such an arbitration, each party shall bear its/his own costs and attorneys' fees in connection with the arbitration; if, however, Stauth is the prevailing party in such arbitration, the Company shall pay his reasonable costs and attorneys' fees. The parties agree that punitive, liquidated or indirect damages shall not be awarded by the arbitrator(s).
Nothing in this agreement to arbitrate shall preclude either party from obtaining injunctive relief from a court of competent jurisdiction prohibiting any on-going breaches by the other of his
(its) continuing obligations pending arbitration.

          16. No Representations. In executing this Agreement and the General Releases attached as Exhibits A and B, it is understood and expressly agreed that, except for representations specifically made in this Agreement, the parties shall rely solely on their own independent analysis, judgment, belief and knowledge and the advice of their respective attorneys. The parties represent to one another that they have not been influenced in any way whatsoever in executing this Agreement and the attached Exhibits A and B by any representations made by the other or the other's attorneys or representatives. The parties and their attorneys expressly except and assume the risk that their independent analysis and their own judgments, beliefs and knowledge on which they rely in executing this Agreement and the General Releases attached as Exhibits A and B may prove to be inaccurate or different and expressly agree that the terms of this Agreement shall be in all respects effective and not subject to termination or rescission by any such inaccuracy or difference.

          17. Successors Bound; Assignability. This Agreement shall be binding on Stauth and the Company and their respective heirs, successors and assigns, including without limitation any corporation or other entity into which the Company may be merged, reorganized or liquidated, or by which it may be acquired. The Company's obligations under this Agreement may be assigned without limitation; however, as the obligations to be performed and the services to be rendered by Stauth under this Agreement are unique based upon his skills and qualifications, Stauth's obligations under this Agreement may not be assigned nor may Stauth's right to receive various amounts of money be assigned, pledged, mortgaged nor hypothecated in any manner whatsoever.

          18. Taxation. All payments made to Stauth in accordance with paragraphs 2.1 (Salary Replacement Amount), 2.2 (EVA Target Bonus), 2.3 (Bonus Bank), 2.4 (Accrued Vacation), 3 (Stock Options), 4 (Restricted Stock Awards), 5 (The Past Service Plan),
6.1 (The Excess Plan), 6.2 (Life Insurance), 6.3 (Medical Insurance Premium Reimbursement), 6.4 (Relocation/Home Sale Allowance), 6.5 (Country Club), 6.6 (Automobile) and any other payment required under this Agreement will be reduced by or Stauth will pay applicable withholding and employment taxes (FICA) and Medicare taxes, as assessed under the IRC and the regulations promulgated thereunder, and the applicable state tax laws. The amount of such reduction for applicable withholding and employment taxes (FICA) and Medicare taxes shall be determined by the Company in accordance with the IRC and the regulations promulgated thereunder and the applicable state tax laws and the regulations promulgated there-under as interpreted by the Company in its sole discretion. It is further agreed by Stauth, in the event it is determined that any additional FICA or Medicare taxes are due by the Company with respect to payments which have been or are to be made to Stauth under this Agreement or any plan, program or agreement referenced under this Agreement, and if such taxes have not previously been withheld by the Company, then, Stauth shall reimburse the Company for such taxes. In the event that Stauth fails to reimburse the Company for such taxes, within five (5) days from the Company's request, the Company may offset the amount of such taxes from sums which are to be paid Stauth under this Agreement or under any plan, program or agreement referenced in this Agreement.

          19. Severability. In the event that any one or more of the provisions of this Agreement or any word, phrase, clause, sentence or any portion thereof shall be deemed to be illegal or unenforceable for any reason, such provision or portion shall be modified or deleted in such a manner as to make this Agreement, as modified, legal and enforceable to the fullest extent permitted under applicable law.

          20. Entire Agreement. This Agreement supersedes all prior agreements or understandings and, together with the General Releases attached as Exhibits A and B, constitutes the entire Agreement between the Company and Stauth with regard to the subject matter hereof. There are no agreements, understandings, specific restrictions, warranties or representations relating to such subject matter between the parties (or any of their respective representatives or agents) other than those set forth herein.

          21. Counterparts. This Agreement may be executed in two or more counterparts, each of which will take effect as an original and all of which shall evidence one and the same Agreement.

          22. Amendment and Modification. This Agreement may only be amended, modified or terminated prior to the end of its term by the mutual agreement of the parties. Such agreement by the Company shall be made by the affirmative vote of a majority of the Compensation Committee.

          23.  No Admission of Wrongdoing.  Nothing in this
Agreement shall be construed in any way as an admission by the Company of any act, practice or policy of discrimination or a breach of contract, in violation of law or otherwise.

          24. Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by telefacsimile transmission, registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

               If to Stauth:

               Mr. Robert E. Stauth
               12501 Bocage Drive
               Oklahoma City, Oklahoma  73142
               Fax:  (312) 609-5005 (in care of Vedder, Price,
                     Kaufman & Kammholz)

               With a copy to:

               Vedder, Price, Kaufman & Kammholz
               222 North La Salle Street
               Chicago, Illinois  60601-1003
               Attention: Robert J. Stucker, Esq.
                          William F. Walsh, Esq.
               Fax:  (312) 609-5005

               If to the Company:
               Fleming Companies, Inc.
               6301 Waterford Blvd.
               P. O. Box 26647
               Oklahoma City, OK  73126

               Attention:   David R. Almond, Senior Vice President,
                              General Counsel and Secretary
               Fax:  (405) 841-8504

               With a copy to:

               McAfee & Taft A Professional Corporation
               Tenth Floor, Two Leadership Square
               211 N. Robinson
               Oklahoma City, OK  73102-7103
               Attention:  John M. Mee, Esq.
               Fax:  (405) 235-0439

                     and

               Wachtell, Lipton, Rosen & Katz
               51 West 52nd Street
               New York, New York 10019-6150
               Attention:  Michael S. Katzke, Esq.
               Fax:  (212) 403-2345

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communica-tions shall be effective when actually received by the addressee.

          25. Governing Law. Except as provided in paragraph 15, the terms of this Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma.

          EXECUTED the day and year first above written.


"COMPANY"                     FLEMING COMPANIES, INC., an
                              Oklahoma corporation


                              By  WILLIAM J. DOWD
                                  William J. Dowd
                                  President and Chief Operating
                                    Officer



"STAUTH"                      ROBERT E. STAUTH
                              Robert E. Stauth

                       APPROVAL AND ADOPTION

          The foregoing Settlement and Severance Agreement between Fleming Companies, Inc. and Robert E. Stauth is hereby approved, ratified and adopted this 28th day of August, 1998.

                                COMPENSATION AND ORGANIZATION
                                COMMITTEE


                                By  GUY A. OSBORN
                                    Guy A. Osborn, Chairman

                            EXHIBIT A


          NOTICE: Various State and Federal laws, including Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans With Disabilities Act and the Veterans Reemployment Rights Act, prohibit employment discrimina-tion based on age, sex, race, color, national origin, religion or disability or veteran status. These laws are enforced through the Equal Opportunity Employment Commission (EEOC), the United States Department of Labor and state human rights commissions, or similar agencies. Before executing this General Release, you should review it carefully and consult with your lawyer. You have up to twenty-one (21) days to decide whether you wish to sign it. Further, you may revoke this General Release within seven (7) days following execution and this General Release shall not become effective or enforceable until that revocation period has expired. Any revocation must be in writing and must be received by David R. Almond, Senior Vice President, General Counsel and Secretary, Fleming Companies, Inc., 6301 Waterford Boulevard, Oklahoma City, Oklahoma 73126, within the seven-day period following execution of this General Release.

-----------------------------------------------------------------

                         GENERAL RELEASE

          In consideration of the terms and provisions of the Settlement and Severance Agreement and other consideration offered to me by Fleming Companies, Inc. ("Fleming") as described therein entered into as of August 28, 1998 (the "Agreement"), and the benefits I will receive thereunder, I, on behalf of myself and my heirs, successors and assigns, release and discharge Fleming, its parent, successors, affiliates, subsidiaries, partners, employees, officers, directors and agents (hereinafter referred to collectively as the "Company") from all claims, liabilities, demands and causes of action known or unknown, fixed or contingent, which I may now have or claim to have against the Company as a result of my past employment and the termination of that relationship with the Company or otherwise with respect to any acts, omissions or events occurring prior to the execution of this General Release, and do hereby covenant not to file a lawsuit to assert such claims. This includes but is not limited to claims arising under Federal, State, or local laws prohibiting employment discrimination (including the Age Discrimination in Employment Act), relating to any prior written or oral contracts pertaining to employment or severance or growing out of any legal or equitable restrictions on the Company's rights not to continue an employment relationship with its employees, claims for unem-ployment insurance benefits from the Oklahoma Employment Security Commission or other similar agencies in Oklahoma or any other state, claims under the Oklahoma Worker's Compensation Act or other similar statutes in Oklahoma or any other state, but not to include any claims under the Employee Retirement Income Security Act with regard to vested rights in any of the Company's quali-fied retirement plans. In addition, I hereby waive any rights that I may have under the Age Discrimination in Employment Act as a result of my past employment and the severance of that rela tionship. This General Release excepts the obligations of the Company as contained in the Agreement.

          I have carefully reviewed and fully understand all the provisions of the arrangement as described in the Agreement, this General Release, and the foregoing Notice, which set forth the entire agreement between me and the Company. I acknowledge that the Company has given me a 21-day period which began on September 4, 1998, to consider this General Release and the Agreement and has advised me to seek independent legal advice as to these matters. I further acknowledge that I have not relied upon any representation or statement, oral or written, by the Company not set forth in those materials and documents.

          DATED this 4th day of September, 1998.


                              ----------------------------------
                              Robert E. Stauth



STATE OF OKLAHOMA    )
                     ) ss:
COUNTY OF OKLAHOMA   )

          The foregoing instrument was acknowledged before me this 4th day of September, 1998, by Robert E. Stauth.



                                  --------------------------------
                                        Notary Public
My commission expires:

---------------------

[SEAL]

                            EXHIBIT B

                         GENERAL RELEASE


          Fleming Companies, Inc. (the "Company"), for itself and on behalf of its subsidiaries, predecessors, successors, offi-cers, directors, shareholders, agents, employees, representa-tives, heirs, successors, assigns, attorneys and insurers, hereby fully releases, acquits and forever discharges Robert E. Stauth ("Stauth"), his agents, representatives, heirs, successors, assigns, attorneys and insurers from any and all claims, demands and causes of action, for damages, or any other relief, in law or equity, arising out of, attributable to or related to the employ-ment of Stauth by the Company and for his acting as an officer and director of the Company with respect to any acts, omissions or events occurring prior to the execution of this General Release. This General Release excepts (i) the obligations of Stauth as contained in that certain Settlement and Severance Agreement between the Company and Stauth dated as of August 28, 1998, and (ii) Earl Gene Cauley, Jr. v. Robert E. Stauth, et al., CIV 96-1679-M and Richard Rosenberg v. Robert E. Stauth, et al., CIV 96-1808-M, both pending in the United States District Court for the Western District of Oklahoma, and any successor or other derivative case or cases making the same or similar allegations.

          DATED this 4th day of September, 1998.

                              FLEMING COMPANIES, INC.


                              By
                                  David R. Almond
                                  Senior Vice President,
                                    General Counsel and Secretary


STATE OF OKLAHOMA    )
                     ) ss:
COUNTY OF OKLAHOMA   )

          The foregoing instrument was acknowledged before me this 4th day of September, 1998, by David R. Almond as Senior
Vice President, General Counsel and Secretary of Fleming
Companies, Inc.


                                 ---------------------------------
                                        Notary Public
My commission expires:

----------------------

[SEAL]